Exhibit 99.1
N e w s R e l e a s e
Quicksilver Energy, L.P.
Darden Family

QUICKSILVER ENERGY, L.P. AND DARDEN FAMILY
WILL NOT PURSUE A TAKE PRIVATE TRANSACTION OF
QUICKSILVER RESOURCES INC.

March 16, 2011 – FT. WORTH, TEXAS –  Quicksilver Energy, L.P. and the members of the Darden family (collectively, the “Darden Family Interests”) announced today that they had determined not to further pursue a take private transaction of Quicksilver Resources Inc. (NYSE: KWK) at this time.  The Darden Family Interests first announced that they were interested in a take private transaction in October 2010. Since that time, the Darden Family Interests have retained a financial advisor and counsel and have engaged in discussions with a number of firms regarding equity financing for such a transaction. The Darden Family Interests have decided not to pursue a take private transaction at this time because they have concluded that Quicksilver Resources’ current capital structure and governance is superior to an alternate private structure for maximizing Quicksilver Resource’s exploration and development opportunities. The decision not to pursue a transaction at this time should in no way be viewed as a change in commitment to, or confidence in, the bright future of Quicksilver Resources.